Exhibit (m)(8)(i)

FIRST AMENDMENT TO THE

CONNECTICUT HIGHER EDUCATION TRUST PARTICIPATION AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of this 2nd day of July, 2014 (the “Effective Date”), between TIAA-CREF Tuition Financing, Inc. (“TFI”) and GMO Series Trust (“GMO”) and modifies the Connecticut Higher Education Trust Participation Agreement dated June 29, 2012 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, TFI and GMO are parties to the Agreement, pursuant to which certain Funds are made available as underlying investments of one or more Investment Portfolios of the Connecticut Higher Education Trust, on the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, TFI and GMO desire to enter into this Amendment and make certain changes to the Agreement.

The parties agree that the Agreement is hereby amended as follows:

1. Amended and Restated Exhibit A. Exhibit A to the Agreement is hereby amended and restated to read as set forth in Exhibit A to this Amendment.

2. Full Force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

3. Counterparts. This Amendment may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the Effective Date.

TIAA-CREF TUITION FINANCING, INC.
By its authorized officer

	By:	/s/ Michael Noone
	Title:	President, TIAA-CREF Tuition Financing, Inc.
	Date:	7/8/14
GMO SERIES TRUST
By its authorized officer

	By:	/s/ Jason Harrison
	Title:	Clerk
	Date:	July 2, 2014

* GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

EXHIBIT A

Fund Name	Share Class	Ticket	CUSIP
GMO International Equity Allocation Series Fund	Class	R6	GEARX
GMO Benchmark-Free Allocation Series Fund	Class	R6	GBMRX